EXHIBIT 99.1

News Release

NYSE: Web Site: Contact:	BVC www.bayviewcapital.com John Okubo (650) 294-7778

FOR IMMEDIATE RELEASE

September 7, 2004

BAY VIEW CAPITAL ANNOUNCES P.K. CHATTERJEE TO HEAD
AUTO FINANCE SUBSIDIARY

     San Mateo, California – Bay View Capital Corporation (the “Company”) announced that Prodyodth K. “PK” Chatterjee has joined the Company today to serve as President and CEO of Bay View Acceptance Corporation (“BVAC”), the Company’s automobile finance subsidiary. PK also holds the office of Executive Vice President and Director of Retail Operations for the Company.

     “PK brings a wealth of experience and success in the consumer lending arena, and we are very excited to have him join the Company to lead the continuing expansion in our consumer finance business,” said Charles G. Cooper, the Company’s Chief Executive Officer.

     PK has been the Head of Consumer Lending for AmSouth Bank, U.S. Bancorp and Comerica, Inc., and has seventeen years of consumer lending experience. He has served as a member of the Automobile Finance Committee of the Consumer Bankers Association for more than ten years.

     PK observed, “Bay View represents a wonderful opportunity for me to apply my consumer lending experience to lead and grow the dynamic BVAC auto platform, and to help the Company seek opportunities to broaden its consumer lending services.”

     PK’s office will be located at BVAC’s corporate headquarters in Covina, California.

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, visit www.bayviewcapital.com.

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